    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 2000


                                                     REGISTRATION NO.: 333-49420
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO

                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            W.P. STEWART & CO., LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                                 NOT APPLICABLE
                (TRANSLATION OF REGISTRANT'S NAME INTO ENGLISH)

           BERMUDA                          523900                          98-0201080
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
     OF INCORPORATION OR         CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)
        ORGANIZATION)

                            ------------------------

                                  TRINITY HALL
                                43 CEDAR AVENUE
                                P.O. BOX HM 2905
                                 HAMILTON HM LX
                                    BERMUDA
                                 (441) 295-8585
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            W.P. STEWART & CO., INC.
                               527 MADISON AVENUE
                         NEW YORK, NEW YORK 10022-4212
                                 (212) 750-8585
                         ATTENTION: LISA D. LEVEY, ESQ.
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

            JOHN B. WADE, III, ESQ.                         ANDREW D. SOUSSLOFF, ESQ.
              DORSEY & WHITNEY LLP                           REBECCA J. SIMMONS, ESQ.
                250 PARK AVENUE                                SULLIVAN & CROMWELL
            NEW YORK, NEW YORK 10177                             125 BROAD STREET
                                                             NEW YORK, NEW YORK 10004

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -----

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. [ ] -----

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This Amendment No. 2 is filed for the purposes of filing certain exhibits to the Registration Statement (Registration No. 333-49420) and updating information in Part II of the Registration Statement. The Prospectus constituting part of the Registration Statement has been omitted from this Amendment No. 2 as no changes have been made to the Prospectus previously filed on November 21, 2000.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which will be paid solely by W.P. Stewart & Co., Ltd. All the amounts shown are estimates, except the Securities and Exchange Commission registration fee and the NASD filing fee:


SEC Registration Fee........................................  $   69,687
NASD Filing Fees............................................  $   26,270
NYSE Fees...................................................  $  107,350
BSX Fees....................................................  $   30,000
Transfer Agent and Registrar Fees and Expenses..............  $   60,000
Printing Expenses...........................................  $  761,066
Legal Fees and Expenses.....................................  $2,100,000
Accounting Fees and Expenses................................  $3,000,000
Blue Sky Fees and Expenses..................................  $   15,000
Miscellaneous Expenses......................................  $   30,627
                                                              ----------
     Total..................................................  $6,200,000
                                                              ==========



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     No provision is made in Bermuda statutory law for indemnification of officers and directors. Section 98 of the Companies Act 1981 of Bermuda provides generally that a Bermudian company may indemnify its directors, officers and auditors against any liability which may be imposed by virtue of any rule of law which would otherwise attach to them, except in cases where such liability arises from the fraud or dishonesty of which such director, officer or auditor may be guilty in relation to W.P. Stewart & Co., Ltd. Section 98 of the Bermuda Companies Act 1981 further provides that a Bermudian company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or granted relief by the Supreme Court of Bermuda under Section 281 of that Act.

     The bye-laws of W.P. Stewart & Co., Ltd. provide for indemnification of W.P. Stewart & Co., Ltd.'s officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of W.P. Stewart & Co., Ltd.; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Bermuda Companies Act as in effect from time to time in Bermuda.

     As of the date of the offerings, the directors and officers of W.P. Stewart & Co., Ltd. are covered by a directors' and officers' liability insurance policy maintained by W.P. Stewart & Co., Ltd.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     W.P. Stewart & Co., Ltd. was incorporated in June 1998 under the laws of Bermuda, and has been in operation, through its predecessors, since 1975. From January 1, 1996 through June 30, 2000, W.P. Stewart & Co., Ltd. and its predecessors, Capital Managers Limited and our U.S. predecessor company, issued shares of stock as follows:

     On January 1, 1996, our U.S. predecessor company issued 97,750* shares of stock to an employee, at a purchase price of approximately $44.73 per share, for an aggregate purchase price of $4,371,868.75. The shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act of 1933 (the "Securities Act"). In addition, on August 16, 1996, Capital Managers Limited issued 3,451,728** shares of its stock to employees of the Stewart Group (including, in certain instances, trusts for the benefit of family members of employees) at a purchase price of $0.03 per share, for an aggregate purchase price of $103,551.81. The shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act.

     On January 1, 1997 and July 1, 1997, our U.S. predecessor company issued 47,250* shares of stock to employees and a director, at a purchase price of $56.15 per share, for an aggregate purchase price of $2,653,087.50. The shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act. On July 1, 1997, our U.S. predecessor company issued 5,110* shares of its stock to employees, at a purchase price of $38.09 per share (in accordance with a prior commitment to such employees), for an aggregate purchase price of $194,639.90. The shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act. In addition, on July 1, 1997, Capital Managers Limited issued 47,250** shares of its stock to employees of our U.S. predecessor company at a purchase price of $0.03 per share, for an aggregate purchase price of $1,417.50. The shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act. On October 15, 1997, Capital Managers Limited effected a 3 for 1 stock split, resulting in 10,496,934 of its shares then being outstanding.

     Effective January 1, 1998, Capital Managers Limited issued 2,604,061*** shares of its stock to employees of the Stewart Group, at a purchase price of approximately $4.79 per share, for an aggregate purchase price of $12,473,451.57. Effective April 1, 1998, Capital Managers Limited issued 803,310*** shares of its stock to employees of the Stewart Group and an affiliate and directors of the Stewart Group, at a purchase price of $6.89 per share, for an aggregate purchase price of approximately $5,534,806. In each instance, the shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act. On June 30, 1998, W.P. Stewart & Co., Ltd. issued 29,915*** shares to Dr. Edgar H. Brunner, one of W.P. Stewart & Co., Ltd.'s outside directors, in consideration for his relinquishing certain rights to receive payments from W.P. Stewart & Co., Ltd. Effective June 30, 1998, all of the 3,498,978 shares of our U.S. predecessor company were exchanged for 29,321,436 shares of WPS II, Inc. Effective July 1, 1998, upon the amalgamation of our U.S. predecessor company with and into W.P. Stewart & Co., Ltd., W.P. Stewart & Co., Ltd. issued 29,321,436 common shares to WPS II, Inc. in exchange for a like number of shares of our U.S. predecessor company, and the shares of our U.S. predecessor company were cancelled. Effective upon the amalgamation and merger of Capital Managers Limited with and into W.P. Stewart & Co., Ltd. as of October 30, 1998, all of the 13,904,305 shares of Capital Managers Limited then outstanding were exchanged for a like

---------------

  * Does not reflect subsequent 8.38 for 1 exchange effective June 30, 1998.

 ** Does not reflect subsequent 3 for 1 stock split effective October 15, 1997.

*** Reflects 3 for 1 stock split effective October 15, 1997.

number of common shares of W.P. Stewart & Co., Ltd., and the former Capital Managers Limited shares were cancelled.

     Effective January 1, 1999, W.P. Stewart & Co., Ltd. issued (a) 67,952 common shares, valued by written agreement in 1998 at approximately $6.89 per share, for an aggregate purchase price of $468,186, to Europa International Ltd. in connection with our acquisition of three funds managed by an affiliate of Europa; (b) 1,152,000 common shares in the aggregate to TPR & Partners N.V. and TPR Curacao N.V. in exchange for 50% of the outstanding capital stock of TPRS Services N.V.; (c) 898,831 common shares to Stewart Notz Stucki Ltd. in exchange for all of the outstanding capital stock of NS Money Management (Bermuda) Limited; and (d) 1,200,000 common shares to First Long Island Holdings, LLC in exchange for all of the outstanding capital stock of First Long Island Investors, Inc. In each such instance, the common shares either were or will be sold in a private placement and either were or will be exempt from registration under Section 4(2) of the Securities Act.

     On March 1, 1999, W.P. Stewart & Co., Ltd. issued an aggregate of 643,000 common shares to employees of the Stewart Group and its affiliated entities at a purchase price of $10.79 per share, for an aggregate purchase price of $6,937,970. On April 1, 1999, W.P. Stewart & Co., Ltd. issued (a) an aggregate of 50,000 common shares to employees of the Stewart Group and its affiliated entities at a purchase price of $14.39 per share, for an aggregate purchase price of $719,500, and (b) an aggregate of 246,500 common shares to employees of the Stewart Group and its affiliated entities at a purchase price of $11.25 per share, for an aggregate purchase price of $2,773,125. Also on that date, W.P. Stewart & Co., Ltd. repurchased 343,303 unvested common shares from former employees of the Stewart Group and its affiliated entities for an aggregate price of $2,049,424. On May 1, 1999, W.P. Stewart & Co., Ltd. issued an aggregate of 72,500 common shares to employees of the Stewart Group and its affiliated entities at a purchase price of $11.25 per share for an aggregate purchase price of $815,625. On June 1, 1999, W.P. Stewart & Co., Ltd. issued an aggregate of 40,000 common shares to employees of the Stewart Group and its affiliated entities at a purchase price of $11.25 per share, for an aggregate purchase price of $450,000. On July 1, 1999, W.P. Stewart & Co., Ltd. issued (a) an aggregate of 70,000 common shares to an employee of the Stewart Group at a purchase price of $11.25 per share, for an aggregate purchase price of $787,500, and (b) 8,217 and 27,769 common shares in transactions at purchase prices of $14.39 and $10.79 per share, respectively, for aggregate purchase prices of $118,242 and $299,628, respectively. Also on that date, W.P. Stewart & Co., Ltd. repurchased 50,286 unvested common shares from former employees for an aggregate purchase price of $447,313. On November 1, 1999, W.P. Stewart & Co., Ltd. issued an aggregate of 75,000 common shares to an employee of the Stewart Group at a purchase price of $11.25 per share, for an aggregate purchase price of $843,750. Also on that date, W.P. Stewart & Co., Ltd. repurchased 188,500 unvested common shares from former employees of the Stewart Group and its affiliated entities for an aggregate purchase price of $2,212,115. In each instance above, the common shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act.

     On January 1, 2000, W.P. Stewart & Co., Ltd. issued an aggregate of 124,282 common shares to employees of the Stewart Group at a purchase price of $13.02, for an aggregate purchase price of $1,618,152. On April 1, 2000, W.P. Stewart & Co., Ltd. repurchased 63,786 unvested common shares from former employees for an aggregate purchase price of $717,589. On June 1, 2000, W.P. Stewart & Co., Ltd. issued an aggregate of 13,000 common shares to employees of the Stewart Group at a purchase price of $13.02, for an aggregate purchase price of $169,260. Also on that date, W.P. Stewart & Co., Ltd. repurchased 7,714 common shares from former employees for an aggregate purchase price of $100,440. In each instance above, the common shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act.

     On October 1, 2000, W.P. Stewart & Co., Ltd. issued an aggregate of 30,500 common shares to employees of the Stewart Group at a purchase price of $13.02 per share, for an aggregate purchase price of $397,110. On October 15, 2000, W.P. Stewart & Co., Ltd. repurchased 1,571 unvested shares from a former employee of an affiliate for an aggregate purchase price of $17,674, and 429 vested shares from that former employee for an aggregate purchase price of $5,586. In each instance above, the common shares were sold in a private placement and were exempt from registration under Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS.


     1.1    Form of U.S. Underwriting Agreement
     1.2    Form of International Underwriting Agreement
     3.1*   Memorandum of Association
     3.2*   Bye-Laws
     5.1    Opinion of Appleby Spurling & Kempe as to the legality of
            the common shares
    10.1*   1996 Shareholders Agreement among Global Reach, Limited and
            Shareholders of Global Reach, Limited
    10.2*   Share Exchange Agreement, dated March 1999, between W.P.
            Stewart & Co., Ltd. and First Long Island Holdings, LLC
    10.3*   Share Exchange Agreement, dated as of May 19, 1999, among
            W.P. Stewart & Co., Ltd., TPR & Partners N.V. and TPR
            Curacao N.V.
    10.4*   Share Exchange Agreement, dated as of June 1, 1999, between
            W.P. Stewart & Co., Ltd. and Stewart Notz Stucki Ltd.
    10.5*   Purchase Agreement, dated as of June 30, 1999, among W.P.
            Stewart & Co., Ltd., Bowen Asia Limited, Charles G.R.
            Target, Lisa M. Stewart, Naoko Takemura and Celina Lin
    10.6    Form of Indemnity Agreement by WPS II, Inc. and the
            Guarantors thereunder in favor of W.P. Stewart & Co., Ltd.
    15.1*   Letter re: Unaudited Interim Financial Information
    21*     Subsidiaries of the Registrant
    23.1*   Consent of PricewaterhouseCoopers
    23.2*   Consent of PricewaterhouseCoopers LLP
    23.3    Consent of Appleby Spurling & Kempe (included in Exhibit
            5.1)
    23.4*   Consent of Nixon Peabody LLP


     (b) FINANCIAL STATEMENT SCHEDULES.

     [NOT REQUIRED]
---------------


*Previously filed.

ITEM 17.  UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Memorandum of Association, Bye-Laws, the Underwriting Agreement or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the director, officers or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (3) The Registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (b) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hamilton, Bermuda, on December 5, 2000.


                                          W.P. STEWART & CO., LTD.


                                          By: /s/ LISA D. LEVEY

                                            ------------------------------------

                                              Name: Lisa D. Levey


                                              Title: General Counsel and
                                                     Assistant Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----
                         *                           Chief Executive Officer,        December 5, 2000
---------------------------------------------------    Director (Principal
                William P. Stewart                     Executive Officer)

                         *                           Director                        December 5, 2000
---------------------------------------------------
                Richard C. Breeden

                         *                           Director                        December 5, 2000
---------------------------------------------------
                 Edgar H. Brunner

                         *                           Director                        December 5, 2000
---------------------------------------------------
                     Beat Notz

                         *                           Deputy Chairman, Managing       December 5, 2000
---------------------------------------------------    Director and Director
                  John C. Russell

                         *                           Director                        December 5, 2000
---------------------------------------------------
                  Henry B. Smith

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----
                         *                           Director                        December 5, 2000
---------------------------------------------------
                 Heinrich Spangler

                         *                           Finance Director (Principal     December 5, 2000
---------------------------------------------------    Financial and Accounting
                    Rocco Macri                        Officer)

                 /s/ LISA D. LEVEY                   Authorized Representative in    December 5, 2000
---------------------------------------------------    the United States
             W.P. Stewart & Co., Inc.
       By: Lisa D. Levey, its Vice President
                and General Counsel

              * By: /s/ LISA D. LEVEY
    -------------------------------------------
                   Lisa D. Levey
                (Attorney-in-fact)

                               INDEX TO EXHIBITS


EXHIBIT NO.                     DESCRIPTION OF EXHIBIT                     PAGE NO.
-----------                     ----------------------                     --------
 1.1         Form of U.S. Underwriting Agreement
 1.2         Form of International Underwriting Agreement
 3.1*        Memorandum of Association
 3.2*        Bye-Laws
 5.1         Opinion of Appleby Spurling & Kempe as to the legality of
             the common shares
10.1*        1996 Shareholders Agreement among Global Reach, Limited and
             Shareholders of Global Reach, Limited
10.2*        Share Exchange Agreement, dated March 1999, between W.P.
             Stewart & Co., Ltd. and First Long Island Holdings, LLC
10.3*        Share Exchange Agreement, dated as of May 19, 1999, among
             W.P. Stewart & Co., Ltd., TPR & Partners N.V. and TPR
             Curacao N.V.
10.4*        Share Exchange Agreement, dated as of June 1, 1999, between
             W.P. Stewart & Co., Ltd. and Stewart Notz Stucki Ltd.
10.5*        Purchase Agreement, dated as of June 30, 1999, among W.P.
             Stewart & Co., Ltd., Bowen Asia Limited, Charles G.R.
             Target, Lisa M. Stewart, Naoko Takemura and Celina Lin
10.6         Form of Indemnity Agreement by WPS II, Inc. and the
             Guarantors thereunder in favor of W.P. Stewart & Co., Ltd.
15.1*        Letter re: Unaudited Interim Financial Information
21*          Subsidiaries of the Registrant
23.1*        Consent of PricewaterhouseCoopers
23.2*        Consent of PricewaterhouseCoopers LLP
23.3         Consent of Appleby Spurling & Kempe (included in Exhibit
             5.1)
23.4*        Consent of Nixon Peabody LLP



---------------



* Previously filed.